UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (RULE 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13D-1(b), (b) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                                (AMENDMENT NO.1)*


                                The Pantry, Inc.
                                (Name of Issuer)


                          Common Stock, $0.01 par value
                         (Title of Class of Securities)


                                    698657103
                                 (CUSIP Number)


                                October 21, 2002



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     |_|       Rule 13d-1(b)

     |X|       Rule 13d-1(c)

     |_|       Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP NO. 698657103                    13G                PAGE 2 OF 5 PAGES

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1       NAMES OF REPORTING PERSONS:
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Chilton Investment Company, Inc.

        13-3667517
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2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (See Instructions)                                              (a) [ ]
                                                                        (b) [X]
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3       SEC USE ONLY

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4       CITIZENSHIP OR PLACE OF ORGANIZATION

        State of Delaware
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                        5       SOLE VOTING POWER

                                2,245,100
      NUMBER OF         --------------------------------------------------------
        SHARES          6       SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                 0
         EACH           --------------------------------------------------------
      REPORTING         7       SOLE DISPOSITIVE POWER
        PERSON
         WITH                   2,245,100
                        --------------------------------------------------------
                        8       SHARED DISPOSITIVE POWER

                                0
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,245,100
--------------------------------------------------------------------------------
10        CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (See Instructions)                                            [ ]

--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          12.4%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON

          CO
--------------------------------------------------------------------------------

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CUSIP NO. 698657103                    13G                PAGE 3 OF 5 PAGES

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ITEM 1(a).         NAME OF ISSUER.
                   The Pantry, Inc.

ITEM 1(b).         ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.
                   1801 Douglas Drive
                   Sanford, North Carolina  27330-1410

ITEM 2(a).         NAMES OF PERSON FILING.
                   Chilton Investment Company, Inc.

ITEM 2(b).         ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE.
                   1266 East Main Street, 7th Floor
                   Stamford, CT 06902

ITEM 2(c).         CITIZENSHIP.
                   State of Delaware

ITEM 2(d).         TITLE OF CLASS OF SECURITIES.
                   Common Stock, $0.01 par value

ITEM 2(e).         CUSIP NUMBER.
                   698657103

ITEM 3.   IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(b), OR 13D-2(b) OR
          (c), CHECK WHETHER THE PERSON FILING IS A:

    (a) |_|   Broker or dealer registered under Section 15 of the Exchange Act.

    (b) |_|   Bank as defined in Section 3(a)(6) of the Exchange Act.

    (c) |_|   Insurance company as defined in Section 3(a)(19) of the Exchange
              Act.

    (d) |_| Investment company registered under Section 8 of the Investment Company Act.

    (e) |_|   An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

    (f) |_| An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

    (g) |_| A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

    (h) |_| A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

    (i) |_| A church plan thatis excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

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CUSIP NO. 698657103                    13G                PAGE 4 OF 5 PAGES

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    (j) |_|   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).



ITEM 4.      OWNERSHIP.*

             (a)   Amount beneficially owned:   2,245,100 shares

             (b)   Percent of class:   12.4%

             (c)   Number of shares as to which the person has:

                   (i)   Sole power to vote or to direct the vote:  2,245,100

                   (ii)  Shared power to vote or to direct the vote:  0

                   (iii) Sole power to dispose or to direct the disposition of:
                         2,245,100

                   (iv)  Shared power to dispose or to direct the disposition of:  0

             *  This amendment is intended to correct a clerical error in the
             Schedule 13G filed by Chilton Investment Company, Inc., (the "Reporting Person") on October 18, 2002 to replace the Schedule 13D filed by the Reporting Person on March 31, 2000. The October 18, 2002 filing erroneously reported the amount beneficially owned as 2,235,100 shares; as corrected herein, the correct number is 2,245,100 shares. Neither the October 18, 2002 filing nor this amendment thereto is intended to report a change in beneficial ownership

ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

             If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|.

ITEM 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

             Inapplicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

             Inapplicable.

ITEM 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

             Inapplicable.

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CUSIP NO. 698657103                    13G                PAGE 5 OF 5 PAGES

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ITEM 9.      NOTICE OF DISSOLUTION OF GROUP.

             Inapplicable.

ITEM 10.     CERTIFICATIONS.

    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  October 21, 2002


                                       CHILTON INVESTMENT COMPANY, INC.

                                       By:  /s/   Norman B. Champ III
                                           -------------------------------------
                                           Name:  Norman B. Champ III
                                           Title: Managing Director